Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Reynolds American Inc. of our report dated February 11, 2015, relating to the consolidated financial statements and financial statement schedule of Lorillard, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, appearing in Reynolds American Inc.’s Current Report on Form 8-K dated June 9, 2015.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

May 12, 2016